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                                                                     Exhibit 5.1



                   [LETTERHEAD OF PILLSBURY MADISON & SUTRO]


                                 June 16, 1998



Paradigm Technology, Inc.
694 Tasman Drive
Milpitas, California 95035


Re:  Registration Statement on Form S-4


Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 38,041,470 shares of Common Stock, par value $0.01 per share (the "Shares"), of Paradigm Technology, Inc., a Delaware corporation (the "Company"). The Shares are to be issued in exchange for shares of common stock, par value $0.001 per share, Series A Preferred Stock, par value $0.001 per share, and Series B Preferred Stock, par value $0.001 per share, of IXYS Corporation ("IXYS") pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 6, 1998, as amended (the "Merger Agreement"), among the Company, IXYS and Paradigm Enterprises, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of the Company. The Merger Agreement provides for Merger Sub to merge with and into IXYS (the "Merger") and for IXYS to survive the Merger as a wholly-owned subsidiary of the Company.

     We have acted as counsel for the Company in connection with the issuance of the Shares pursuant to the Merger. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

     Based upon the foregoing, we are of the opinion that the Shares being issued by the Company have been duly authorized, legally issued and, when issued in accordance with the Merger Agreement, will be fully paid and nonassessable.

     We are members of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California, the federal laws of the United States of America and the corporate law of the State of Delaware.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Registration Statement and in the Prospectus included therein.

                                         Very truly yours,

                                         /s/ PILLSBURY MADISON & SUTRO LLP